Exhibit 10.1
Description of Executive Incentive Bonus Plan for Fiscal 2006
     On August 9, 2005, the Board of Directors of Black Box Corporation adopted an executive incentive bonus plan for Fiscal 2006 (fiscal year ending March 31, 2006). The plan goals include one or more of the following: earnings per share, operating income, operating margin percentage and days sales outstanding (“DSOs”). Payments are scheduled to be made on a quarterly basis upon achievement of such goals on a year-to-date basis. Payout of the bonus is at 50% of target for achieving 90% of the goal increasing to 100% of target at 100% of goal. Payout could exceed 100% of target under the plan. In addition, payments may be made in the discretion of the Board of Directors.